FOR IMMEDIATE RELEASE

CONTACTS:             James G. Rakes, President & CEO  (540) 951-6236
                      J. Robert Buchanan, Treasurer    (276) 979-0341


                  NATIONAL BANKSHARES, INC. BOARD OF DIRECTORS
                    APPROVES SEMI-ANNUAL DIVIDEND AND RENEWAL
                        OF STOCK REPURCHASE AUTHORIZATION


BLACKSBURG, VA, MAY 9, 2007: NATIONAL BANKSHARES, INC. (NASDAQ Capital Market:
NKSH) announced that its Board of Directors today approved payment on June 1, 2007 of a semi-annual dividend of $0.37 per share to stockholders of record as of May 21, 2007.

In other business, the Board of Directors renewed its authorization of a stock repurchase plan in which management is authorized to purchase up to 100,000 shares of the Company's common stock on the open market. This authorization extends from June 1, 2007 to May 31, 2008. To date, National Bankshares, Inc. has acquired 37,250 shares under the current stock repurchase plan that expires on May 31, 2007. The Company's management has not yet determined how many shares, if any, might be purchased under the renewed stock repurchase plan.

National Bankshares, Inc. is a financial holding company headquartered in Blacksburg, Virginia. It is the parent company of National Bank, a community bank that has 26 office locations throughout Southwest Virginia. The Company also operates a non-bank subsidiary, National Bankshares Financial Services, Inc., that offers insurance and investment services. Its stock trades on the NASDAQ Stock Market under the symbol "NKSH". Additional information is available on the Company's web site at www.nationalbankshares.com.